Exhibit 10.6

January 20, 2009

PERSONAL AND CONFIDENTIAL

Mr. Eamonn P. Hobbs
3 Heron Hollow Rd.
Queensbury, NY 12804

Re:    AngioDynamics, Inc.

Dear Eamonn:

This letter will confirm the agreement you have reached with AngioDynamics, Inc. (“AngioDynamics”) regarding your continued service to AngioDynamics beginning on October 20, 2009 (or the date you accept full-time employment elsewhere, if earlier).
You will be retained by AngioDynamics as a special consultant to the Chairman of the Board of Directors of AngioDynamics for a period that will end on October 31, 2012.  You will be paid an hourly rate of $300 for your consulting services, which will be performed only at the written request of the Chairman of the Board.   During this period, the options to acquire AngioDynamics stock that you currently hold will continue to vest and become or remain exercisable as provided in the original grant agreement(s), as applicable.

In addition to the consulting work described above, you acknowledge that AngioDynamics is involved in certain ongoing litigation matters, including the litigation with Biolitec, Inc.  You agree to cooperate fully in any litigation matter involving AngioDynamics.  After October 20, 2009, AngioDynamics will compensate you at a rate of $300.00 per hour for the following activities: i) being deposed; ii) testifying in court; iii) meeting with AngioDynamics’ attorneys to discuss or prepare for deposition or testimony; and iv) reasonably preparing for deposition or testimony.   Any of your activities related to any litigation prior to October 20, 2009 will be covered by your employment agreement and will not entitle you to additional compensation.  You acknowledge that your obligation to cooperate in any litigation matter involving AngioDynamics will survive the termination or expiration of this agreement.

It is understood that the relationship created by this consulting agreement is that of an independent contractor and there will be no employment relationship between you and AngioDynamics during the term of this consulting agreement.  Neither you nor AngioDynamics shall be responsible for the payment of any taxes arising out of the other party’s activities under this consulting agreement, including, without limitation, all federal, state and local income and employment taxes.

This consulting agreement shall be construed and governed in accordance with the laws of the state of New York.  Any dispute or claim arising out of or in connection with any provision of this consulting agreement will be finally settled by binding arbitration in Albany County, New York in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute and shall have the authority to award reasonable attorneys’ fees, costs and expenses to the party that substantially prevails. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

You may terminate this consulting agreement ay any time upon ten (10) days written notice to AngioDynamics.  AngioDynamics may terminate this consulting agreement for “cause” upon thirty (30) days written notice to you; provided, however, that such notice must specify with particularity the facts and circumstances that the Company contends constitute grounds for termination for cause and provided further that, except with respect to subsection (vi) below, you shall have fifteen (15) days after receiving such notice to cure such ground(s), if curable, in which event such notice shall not be effective.  For purposes of this consulting agreement, “cause” shall mean (i) your willful and continued failure to substantially perform your duties to AngioDynamics; or (ii) your willful conduct which is materially adverse to AngioDynamics or its subsidiaries, monetarily or otherwise; or (iii) your insubordination, as defined from time to time by the Board; or (iv) your failure to comply with any of AngioDynamics’ written policies, rules, regulations or procedures applicable to consultants; or (v) your material breach of any non-compete obligation contained in the employment agreement between you and AngioDynamics; or (vi) your conviction of (A) a felony or (B) a crime involving fraud, dishonesty or moral turpitude.

This consulting agreement represents our entire agreement regarding your consulting service to AngioDynamics and shall be binding upon you and AngioDynamics and AngioDynamics’ successors and assigns.  This consulting agreement is not assignable by you without the prior written consent of AngioDynamics.  We each agree that, upon the reasonable request of the other, we will properly make, execute and deliver any and all other and further instruments as may be reasonable, necessary, desirable or convenient for the purpose of giving full force and effect to the provisions of this consulting agreement.

Please sign both originals of this letter and return one signed original to me.  Please keep the other original signed document for your records.

I look forward to your continued service to AngioDynamics in your capacity as consultant.

Sincerely,

/s/ Vincent A. Bucci

Vincent A. Bucci
Chairman of the Board of Directors
AngioDynamics, Inc.

Accepted and Agreed:

By:  /s/ Eamonn P. Hobbs
           Eamonn P. Hobbs

Date:  January 20, 2009